ANTON & CHIA

CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Active With Me Inc. (A Development Stage Company):

We consent to the inclusion in the foregoing Registration Statement on Form S-1/A of our report dated September 10, 2013, relating to our audit of the balance sheet of Active With Me Inc. as of June 30, 2013 and the related statements of operations, stockholders' equity, and cash flows for the period from December 6, 2012 (Inception) through June 30, 2013. Our report dated September 10, 2013, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, CA

November 25, 2013